UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 14, 2009

Cliffs Natural Resources Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Public Square, Suite 3300, Cleveland, Ohio		44114-2315
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Cliffs Natural Resources Inc. published a news release dated December 14, 2009 as follows:

Cliffs to Proceed with Plan of Arrangement to Acquire Freewest at CAD$1.00 Per Share

Fewer Than 5% of Freewest Shareholders Tender to Noront

CLEVELAND – Dec. 14, 2009 – Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) announced today that it will proceed with its previously disclosed plan of arrangement to acquire Montreal-based Freewest Resources Canada Inc. (TSX-V: FWR) for CAD$1.00 per share in Cliffs shares per Freewest share.

Noront announced that 11.8 million shares of Freewest, representing approximately 4.5% of the company on a fully diluted basis, were tendered under its competing bid.

Shareholders of Freewest holding an aggregate of 24.7 million shares, or approximately 10.3% of the Freewest common shares outstanding, have entered into voting agreements with Cliffs in favor of the plan of arrangement.

As previously disclosed, a special meeting of shareholders of Freewest will be held on Jan. 15, 2010, at which time they will be asked to vote on the plan of arrangement. If approved by Freewest shareholders, and subject to a number of customary conditions, the transaction is expected to close shortly after this meeting.

"Our plan of arrangement provides Freewest shareholders with a premium of 217% to Freewest’s unaffected share price on Oct. 2, 2009," said Joseph Carrabba, chairman, president and chief executive officer of Cliffs. "The lack of support that Noront received for its bid helps validate Cliffs’ assertion that its offer is superior, particularly in terms of value and liquidity."

Freewest’s board and management unanimously support the enhanced plan of arrangement. In making its recommendation, the board considered many factors, including the recommendation of a Special Committee comprised of Freewest’s independent directors and advice from CIBC World Markets Inc., Freewest’s financial advisor.

To be added to Cliffs Natural Resources e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

About Cliffs Natural Resources Inc.
Cliffs Natural Resources (NYSE: CLF) (Paris: CLF) is an international mining and natural resources company. We are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Eastern Canada, and two coking coal mining complexes located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The South American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil.

Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at:
http://www.cliffsnaturalresources.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although we believe that our forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including the inability to close the proposed transaction as a result of competing acquisition proposals, the inability to obtain necessary court approvals for the acquisition and the failure to receive the necessary affirmative vote of Freewest shareholders. Other factors that could impact actual results include the following: demand for ferrochrome by global integrated steel producers; the impact of consolidation and rationalization in the steel industry; availability of capital equipment and component parts; availability of rail and float capacity; availability and cost of capital; ability to maintain adequate liquidity and to access capital markets; events or circumstances that could impair or adversely impact the viability and carrying value of the Freewest assets; inability to achieve expected production levels; reductions in current resource estimates; impacts of increasing governmental regulation, including failure to receive or maintain required environmental permits; problems with productivity, third-party contractors, labor disputes, disputes with indigenous tribes in the area, weather conditions, fluctuations in ore grade and changes in other cost factors, including energy costs and transportation.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources' website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:
http://www.cliffsnaturalresources.com or
www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

INVESTOR AND FINANCIAL MEDIA CONTACTS:

Steve Baisden
Director, Investor Relations and Corporate Communications
(216) 694-5280
steve.baisden@cliffsnr.com

Christine Dresch
Manager – Corporate Communications
(216) 694-4052
christine.dresch@cliffsnr.com

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

December 14, 2009	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary